VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of October 4, 2013, is among the individual or entity listed on the signature page hereto (the “Voting Stockholder”) and Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Company”).

WHEREAS, IO Newco Inc. (“NewCo”), a wholly-owned subsidiary of the Company, and IntraOp Medical Corporation (“IntraOp”) have entered into an Asset Purchase Agreement dated July 15, 2013 (as amended or modified, the “Asset Purchase Agreement”), pursuant to which NewCo has agreed to acquire substantially all of the assets of IntraOp (“IntraOp”) via a 363 sale under the Bankruptcy Code (as defined in the Asset Purchase Agreement);

WHEREAS, the Company and the Purchasers have entered into that certain Exchange Agreement (the “Exchange Agreement”) dated as of October 4, 2013, pursuant to which (a) each of the Noteholder Purchasers (as defined in the Exchange Agreement) shall exchange a portion of the IntraOp Debentures held by them for newly issued shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), and (b) each of the Factoring Lender Purchasers (as defined in the Exchange Agreement) shall exchange a portion of the IntraOp Factoring Credit Interests (as defined in the Exchange Agreement) held by them for newly issued shares of Common Stock;

WHEREAS, upon the closing of the transactions contemplated by the Exchange Agreement, the Voting Stockholder beneficially owns the Common Stock set forth opposite such Voting Stockholder’s name on Schedule A (all such Common Stock set forth on Schedule A opposite the Voting Stockholder’s name, when beneficially owned by the Voting Stockholder, together with any Common Stock hereafter issued to or otherwise acquired or owned by the Voting Stockholder during the Agreement Period, when beneficially owned by the Voting Stockholder, hereinafter referred to as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to consummate the transactions contemplated by the Exchange Agreement, the Company has required that the Voting Stockholder, and in order to induce the Company to consummate the transactions contemplated by the Exchange Agreement, the Voting Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Voting Stockholder hereby agree as follows:

Section 1.          Certain Definitions.  For purposes of this Agreement:

(a)           “Agreement” shall have the meaning set forth in the preamble.

(b)           “Agreement Period” shall mean the period beginning on the date hereof and ending on the earlier of (i) the third anniversary of the date of this Agreement and (ii) the date on which the Voting Stockholder effectively transfers all of the Subject Shares to a bona fide third party.

(c)           “beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

(d)           “Company” shall have the meaning set forth in the recitals.

(e)           “Common Stock” shall have the meaning set forth in the recitals.

(f)            “Lock-Up Agreement” means that certain Lock-Up Agreement dated on or about the date hereof between the Voting Stockholder and the Company.

(g)           “Other Voting Stockholder” shall have the meaning set forth in Section 8(d).

(h)           “Permitted Family Members” shall mean, with respect to the Voting Stockholder, the Voting Stockholder’s spouse, parents, immediate family and lineal descendants.

(i)            “Permitted Transfer” means a Transfer of Subject Shares by a Voting Stockholder in compliance with the terms and conditions of the Lock-Up Agreement and the Registration Rights Agreement.

(j)           “Registration Rights Agreement” means that certain Registration Rights Agreement dated on or about the date hereof among the Company and the purchasers party thereto (including the Voting Stockholder).

(k)           “Sale Support Agreement” means the Sale Support Agreement dated as of July 15, 2013, by and among the Company, CFC, Inc., Dansk Holding af 1941 Asp, EU Capital Ventures, Inc. and Hans Morkner.

(l)           “Subject Shares” shall have the meaning set forth in the recitals.

(m)           “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the beneficial ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.  As a verb, “Transfer” shall have a correlative meaning.

(n)           “Voting Stockholder” shall have the meaning set forth in the preamble.

(o)           “Voting Trustee” shall mean an individual or entity designated by a majority vote of the independent directors (using the definition of “independent director” as set forth in NASDAQ Marketplace Rule 4200(a)(15)).

Section 2.          No Disposition, Encumbrance or Solicitation.

(a)           Except as set forth in Section 5 of this Agreement or otherwise permitted by the Lock-Up Agreement, the Voting Stockholder agrees that the Voting Stockholder shall not (i) Transfer or agree to Transfer any Subject Shares, unless such Transfer is a Permitted Transfer, (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares or (iii) otherwise permit any Liens to be created on any Subject Shares.  The Voting Stockholder shall, and shall not permit his or its affiliates or any of his or its or their respective representatives to, seek or solicit any such Transfer, proxy or power-of-attorney, and the Voting Stockholder agrees to notify the Company promptly, and to provide all details requested by the Company, if the Voting Stockholder or his or its affiliates or any of his or its or their respective representatives shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.  Without limiting the foregoing, the Voting Stockholder shall not, and shall not permit its affiliates or any of his or its or their respective representatives to, take any other action that would make any representation or warranty of the Voting Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Voting Stockholder’s obligations hereunder.

(b)           The Voting Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any Company Share Certificates, unless such Transfer is a Permitted Transfer.  The Voting Stockholder hereby authorizes the Company to direct the Company to impose stop orders to prevent the Transfer of any Common Stock on the books of the Company in violation of this Agreement.

Section 3.          Voting of Subject Shares.  During the Agreement Period, the Voting Stockholder agrees that (a) at such time as the Company conducts a meeting of, or otherwise seeks a vote or consent of, the Company Stockholders, the Voting Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares beneficially owned by the Voting Stockholder in favor of, or provide a consent with respect to, any and all actions that a majority of the board of directors of the Company recommends or solicits, and (b) at each meeting of Company Stockholders and in connection with each consent solicitation, the Voting Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares beneficially owned by the Voting Stockholder against, and not provide consents with respect to, any action that a majority of the board of directors of the Company opposes.  In the event that a majority of the independent directors (using the definition of “independent director” as set forth in NASDAQ Marketplace Rule 4200(a)(15)) believes that a certain vote would result in a conflict of interest between the Company and the Purchasers (as defined in the Exchange Agreement), such independent directors may designate an independent third party to vote the Subject Shares or submit the matter to a vote of all of the Purchasers, in which case the vote of a majority of such Purchasers shall govern the vote of all of the Purchasers.

Section 4.         Voting Trustee.  During the Agreement Period, the Voting Trustee will vote all Subject Shares pursuant to the terms of Section 3 of this Agreement.  The Voting Trustee shall have the authority to vote the Subject Shares without seeking further instruction from the Voting Stockholder.

Section 5.         Irrevocable Proxy.  In furtherance of the agreements contained in Section 3 and Section 4 of this Agreement, the Voting Stockholder hereby irrevocably grants to and appoints the Voting Trustee, and any individual or entity who shall hereafter succeed the Voting Trustee, the Voting Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Voting Stockholder, to vote all Subject Shares beneficially owned by the Voting Stockholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of the Subject Shares and to execute and deliver a proxy to vote the Subject Shares.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Voting Stockholder) and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 12(d) hereof.  The Voting Stockholder represents and warrants to the Company that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.  The Voting Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by the Voting Stockholder in connection with, and in consideration of and as an inducement to, the Company entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of the Voting Stockholder under Section 3 of this Agreement.

Section 6.          Reasonable Efforts to Cooperate.  The Voting Stockholder hereby consents (as and to the extent required by securities Laws or the SEC) to the publication and disclosure in the Proxy Statement of the Voting Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Voting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or the Company, a copy of this Agreement.  The Voting Stockholder will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Purchase Agreement or the other transactions (including filings with the SEC).

Section 7.         Further Action.  If any further action is necessary or desirable to carry out the purposes of this Agreement, the Voting Stockholder shall take all such action reasonably requested by the Company and/or the Voting Trustee.

Section 8.          Representations and Warranties of the Voting Stockholder.  The Voting Stockholder represents and warrants to the Company as to himself or itself that:

(a)           Authority.  The Voting Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his or its obligations hereunder.  The Voting Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.  The execution, delivery and performance of this Agreement by the Voting Stockholder and the consummation by the Voting Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Voting Stockholder and no further proceedings or actions on the part of the Voting Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)           Binding Agreement.  This Agreement has been duly and validly executed and delivered by the Voting Stockholder and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes the valid and binding agreement of the Voting Stockholder, enforceable against the Voting Stockholder in accordance with its terms.

(c)           No Conflict.  The execution and delivery of this Agreement by the Voting Stockholder does not and the performance of this Agreement by the Voting Stockholder will not (i) if the Voting Stockholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under the Voting Stockholder’s constituent documents, (ii) conflict with or violate any Law applicable to the Voting Stockholder or by which any property or asset of the Voting Stockholder (including the Subject Shares) is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any contract, agreement, commitment, mortgage, bond, indenture, instrument or obligation to which the Voting Stockholder is a party or by which it or any of his or its respective properties or assets (including the Subject Shares) may be bound or (iv) result in the creation of a Lien on any property or asset (including the Subject Shares) of the Voting Stockholder, except, with respect to clauses (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that would not reasonably be expected to materially impair the ability of the Voting Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

(d)           Ownership of Shares.  As of the date hereof, the Voting Stockholder is, and at all times during the Agreement Period (except in the case of a Permitted Transfer) will be, a beneficial owner of the Subject Shares.  As of the date hereof, the Subject Shares together constitute all of the Common Stock beneficially owned by the Voting Stockholder.  Subject to any restrictions contained herein or contained in the Exchange Agreement, the Registration Rights Agreement or the Lock-Up Agreement, the Voting Stockholder has, and at all times during the Agreement Period (except in the case of a Permitted Transfer) will have, with respect to the Subject Shares, either (i) the sole power, directly or indirectly, to vote or dispose of the Subject Shares or (ii) the shared power, directly or indirectly, to vote or dispose of the Subject Shares together with (but only with) one or more other Company Stockholders subject to a voting agreement with the Company on terms substantially similar to the terms of this Agreement (such Stockholder, an “Other Voting Stockholder”), and as such, has, and at all times during the Agreement Period (except in the case of a Permitted Transfer) will have, the complete and exclusive power, individually or together with one or more Other Voting Stockholders, to, directly or indirectly, (x) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 3 of this Agreement, (y) agree to all matters set forth in this Agreement and (z) demand and waive appraisal or dissent rights.  As of the date hereof, except as set forth opposite the Voting Stockholder’s name on Schedule A, the Voting Stockholder does not beneficially own any warrants, Company Stock Options, Company RSUs or other rights to acquire any Common Stock.  Except as provided in this Agreement, the Asset Purchase Agreement and the Sale Support Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Voting Stockholder is a party obligating the Voting Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e)           Absence of Litigation.  As of the date hereof, to the Voting Stockholder’s knowledge, there is no Action pending against, or, to the knowledge of the Voting Stockholder, threatened against or affecting, the Voting Stockholder or any of his or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Voting Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Opportunity to Review; Reliance.  The Voting Stockholder has had the opportunity to review this Agreement with counsel of his or its own choosing.

(g)           Brokers.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Voting Stockholder in his or its capacity as such.

Section 9.          Street Name Shares.  The Voting Stockholder shall deliver a letter to each financial intermediary or other Person through which the Voting Stockholder holds Subject Shares that informs such Person of the Voting Stockholder’s obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of the Company.

Section 10.        Notices of Certain Events.  The Voting Stockholder shall notify the Company of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Voting Stockholder set forth in this Agreement.

Section 11.        Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms “Subject Shares” and “Common Stock” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

Section 12.        Miscellaneous.

(a)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12(a)):

if to the Company:

Firsthand Technology Value Fund, Inc.
50 Almaden Boulevard, Suite 1250
San Jose, California
Attention: Kevin M. Landis
Facsimile: (408) 886-7096

with copies to:

Firsthand Capital Management, Inc.
150 Almaden Boulevard, Suite 1250
San Jose, California 95113
Attention: Kelvin K. Leung, Esq.
Facsimile: (408) 886-7096

and

Paul Hastings LLP
55 Second Street, 24th Floor
San Francisco, CA 94105
Attention: David A. Hearth, Esq.
Facsimile: (415) 856-7100

If to the Voting Stockholder, to his or its address set forth under the Voting Stockholder’s name on Schedule A.

(b)           Entire Agreement; No Third Party Beneficiaries; Amendment.  This Agreement constitutes the entire agreement, and supersedes all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.  This Agreement shall not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective permitted successors and permitted assigns.  This Agreement may only be amended by a written instrument executed and delivered by the Company and the Voting Stockholder.

(c)           Assignment; Binding Effect.  Neither the Voting Stockholder, on the one hand, nor the Company, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the Company or the Voting Stockholder, as applicable, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that (i) the Company may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of the Company, it being understood and agreed that any such assignment shall not relieve the Company of its obligations hereunder and (ii) the Voting Stockholder may transfer Subject Shares in connection with a Permitted Transfer as provided herein.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(d)           Termination.  This Agreement shall automatically terminate and become void and of no further force or effect at the end of the Agreement Period; provided, however, that no such termination shall relieve or release the Voting Stockholder or the Company from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.

(e)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(f)           Governing Law.  This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws

(g)           Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)           Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.

(i)           Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)           Interpretation.  Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In this Agreement, the Voting Stockholder of any Common Stock held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of the Company, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(k)           No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(l)           Specific Performance.  The Voting Stockholder agrees that irreparable damage would occur in the event any provision of this Agreement were not performed by him or it in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the Company shall be entitled to specific performance of the terms hereof, without any requirement to post bond, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

“The Company”

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

By:
Name: Kevin Landis
Title: President

VMG HOLDINGS, LLC

By:	/s/ Gregory S. Koonsman
Name:	Gregory S. Koonsman
Title:	Managing Partner

Address:	2515 McKinney Avenue, Suite 1500 Dallas, TX 75201
Facsimile:

ENCYCLOPEDIA EQUIPMENT FINANCE LLC

By:	/s/ Oliver Janssen
Name:	Oliver Janssen
Title:	Member

Address:	131 Rivoli Street San Francisco, CA 94117
Facsimile:

/s/ Hans Morkner
Hans Morkner, an individual

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile:

/s/ Gregory S. Koonsman
Gregory S. Koonsman, an individual

Address:	2515 McKinney Avenue, Suite 1500 Dallas, TX 75201
Facsimile:

/s/ Jon O’Sullivan
Jon O’Sullivan, an individual

Address:	2215 Cedar Springs, Suite 1401 Dallas, TX 75201
Facsimile:

/s/ Zhenyu (Rocky) Zhang
Zhenyu (Rocky) Zhang, an individual

Address:	7760 Blundell Road, Suite 2 Richmond British Columbia, V6Y 359 Canada
Facsimile:

DANSK HOLDING AF 1941 ASP

By:	/s/ Hans Morkner
Name:	Hans Morkner
Title:	Director US

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile:

JASPERSEN FLP II, LTD.
By: BDB Inc., its general partner

By:	/s/ William S. Jaspersen
Name:	William S. Jaspersen
Title:	President

Address:	8111 Preston Road, Suite 850 Dallas, TX 75225
Facsimile:

/s/ Colin Carter
Colin Carter, an individual

Address:	4608 Abbot Ave, Suite 123 Dallas, TX 75205
Facsimile:

/s/ Robert Dobrient
Robert Dobrient, an individual

Address:	5522 Wenonah Drive Dallas, TX 75209
Facsimile:	(214) 526-4677

s/ Craig McMahon
Craig McMahon, an individual

Address:	2278 Schooner Street Lafayette, CO 80026
Facsimile:	(303) 447-1710

CFC, INC.

By:	/s/ Hans Morkner
Name:	Hans Morkner
Title:	Managing Director

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile:

Schedule A

Subject Shares

Voting Stockholder	Common Stock
VMG Holdings, LLC Address: 2515 McKinney Avenue, Suite 1500 Dallas, TX 75201	14,695

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Encyclopedia Equipment Finance LLC Address: 131 Rivoli Street San Francisco, CA 94117	13,336

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Hans Morkner, an individual Address: 15720 Simoni Drive San Jose, CA 95127	31,212

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Gregory S. Koonsman, an individual Address: 2515 McKinney Avenue, Suite 1500 Dallas, TX 75201	4,318

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Jon O’Sullivan, an individual Address: 2215 Cedar Springs, Suite 1401 Dallas, TX 75201	1,420

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Zhenyu (Rocky) Zhang, an individual Address: 7760 Blundell Road, Suite 2 Richmond British Columbia, V6Y 359 Canada	3,999

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Jaspersen FLP II, Ltd. Address: 8111 Preston Road, Suite 850 Dallas, TX 75225	5,676

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Colin Carter, an individual Address: 4608 Abbot Ave, Suite 123 Dallas, TX 75205	4,722

Schedule A

Subject Shares

Voting Stockholder	Common Stock
Robert Dobrient, an individual Address: 5522 Wenonah Drive Dallas, TX 75209	4,731

Schedule A

Subject Shares

Voting Stockholder	Common Stock
CFC, Inc. Address: 15720 Simoni Drive San Jose, CA 95127	37,711